UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 28, 2009

MoneyGram International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota		55416
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-591-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 28, 2009, the Board of Directors of MoneyGram International, Inc. (the "Corporation") elected Jeffrey R. Woods as Executive Vice President and Chief Financial Officer of the Corporation effective upon his commencement of employment on or about August 3, 2009. Mr. Woods, age 40, was with JPMorgan Chase & Co., a financial services company, from February 2007 to July 2009, most recently serving as the chief financial officer for Global Investment Banking and chief operating officer for Investment Banking, Americas. Prior to joining JPMorgan Chase, Mr. Woods was an associate principal with McKinsey & Company, a management consulting firm, from 1998 to 2005.

There are no arrangements or understandings between Mr. Woods and the Corporation or any other persons pursuant to which Mr. Woods was selected as an officer. Mr. Woods does not have a family relationship with any director or executive officer of the Corporation. There are no relationships or related transactions between the Corporation and Mr. Woods of the type required to be disclosed under Item 404(a) of Regulation S-K. A copy of the press release announcing the appointment of Mr. Woods is furnished herewith as Exhibit 99.01.

Effective July 28, 2009, the Corporation and Mr. Woods entered into an Offer Letter setting forth the terms for his employment with the Corporation, including an annual base salary of $440,000 and eligibility to receive a base target bonus of 60 percent of his annual base salary if base targets are achieved and 120 percent of his annual base salary if maximum targets are achieved. For fiscal year 2009, Mr. Woods is eligible to receive a guaranteed bonus equal to 50 percent of his target base bonus or, if maximum targets are achieved, 75 percent of the maximum target bonus. Mr. Woods will also receive commuting and relocation expenses until June 30, 2010.

The Offer Letter provides that Mr. Woods will serve as a member of the Board of Directors subject to the Board’s passage of a resolution increasing the size of the Board by one and electing him to fill such new vacancy. Mr. Woods and the Corporation will enter into an Employee Director Indemnification Agreement upon his election to the Board and the Corporation will then timely file a Current Report on Form 8-K.

Mr. Woods is eligible to participate in the Corporation’s equity incentive compensation program and, contingent upon approval of the Human Resources and Nominating Committee of the Board of Directors, will be granted a non-qualified stock option to purchase 4,250,000 shares of the Corporation’s common stock pursuant to and subject to the terms and conditions of a Non-Qualified Stock Option Agreement. Mr. Woods and the Corporation will enter into a Non-Qualified Stock Option Agreement upon the granting of such options by the Human Resources and Nominating Committee and the Corporation will then timely file a Current Report on Form 8-K setting forth the terms of such option grant.

Mr. Woods has agreed to enter into a Severance Agreement upon commencement of employment, which provides that if Mr. Woods’ employment is terminated by the Corporation without Cause or if Mr. Woods resigns his employment for Good Reason, he would receive the following benefits: (i) a sum equal to his then current monthly base salary multiplied by twelve as salary severance payable in equal monthly installments over a twelve month period following his date of termination; (ii) provided the Corporation achieves performance goals necessary for participants to receive cash bonuses in the applicable performance period, a sum equal to a pro rata portion of his cash bonus up to target level as bonus severance payable in a lump sum when paid to other participants; and (iii) continuation of health and life insurance coverage for twelve months. No severance benefits are paid in the event of termination for Cause or resignation without Good Reason or in the event of death or Disability.

Mr. Woods has also agreed to enter into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement upon commencement of employment, whereby Mr. Woods will agree to the following: (i) an indefinite restriction on the disclosure of Confidential Information of the Corporation; (ii) a 12-month non-competition restriction with respect to general competitors and specific Conflicting Organizations; and a non-solicitation restriction with respect to employees and customer relationships; and (iii) that violation of the non-competition and/or non-solicitation restrictions would result in a suspension or termination of options, if any, and, if occurring within twelve months of the termination of employment, would require the repayment of gains realized from the exercise of options, if any, with such remedies being in addition to other legal remedies available to the Corporation in the event of such violation.

This summary is subject to the full text of the Offer Letter, a copy of which is filed herewith as Exhibit 10.01.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.

July 30, 2009	By:	/s/ Teresa H. Johnson

Name: Teresa H. Johnson
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.01	Offer Letter, dated July 28, 2009, between MoneyGram International, Inc. and Jeffrey R. Woods
99.01	Press Release dated July 30, 2009 Announcing the Appointment of Jeffrey R. Woods as Executive Vice President and Chief Financial Officer